Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2003 relating to the financial statements and financial statement schedule of Mettler-Toledo International Inc. which appears in Mettler-Toledo International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.



/s/ PricewaterhouseCoopers AG

PricewaterhouseCoopers AG

Zurich, Switzerland
March 19, 2003